Exhibit 18.1

February 27, 2014

Board of Directors

Prudential Financial, Inc.

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and issued our report thereon dated February 27, 2014. Note 2 to the financial statements describes a change in accounting principle for recognizing asset management performance based incentive fee revenue. In expressing our concurrence below, we have considered the guidance in ASC 605-20-S99, Revenue Recognition, and relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York